Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-264325 and 333-268831) and S- 8 (333-258807 and 333-268518) of our report dated March 29, 2022 with respect to our audit of the financial statements of Synaptogenix, Inc. as of December 31, 2021 and for year ended December 31, 2021 which appear in this Form 10-K. We were dismissed as auditors on August 10, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

East Hanover, New Jersey

March 21, 2023